UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2009

China Energy Recovery, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53283 (Commission File Number)	33-0843696 (IRS Employer Identification No.)

7F, No. 267 Qu Yang Road Hongkou District Shanghai, China (Address of principal executive offices)	200081 (Zip Code)

Registrant’s telephone number, including area code (86) 021 5556-0020

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2009, the Board of Directors filled a current vacancy on the Company’s Board by the appointment of Estelle Lau as a director. Ms. Lau is deemed by the Board to be an independent director.

Ms. Lau has been a consultant for the past 10 years in the venture capital community focusing on cross-border investments in Asia, mainly in Chinese-speaking countries. She has served as General Counsel to pan-Asian venture funds, including CVM Capital and Crimson Capital. She has held the position of Vice President at 51Job, the leading provider of HR services in China listed on Nasdaq, serving as internal counsel and managing investor relations in the U.S. Ms. Lau also worked as an independent consultant at Kmart Corporation as Acting VP of Global Sourcing and Compliance. Most recently, she served as General Counsel and managed investor relations for Shine Media Acquisition Corporation. Ms. Lau was an Associate Professor of Law at SUNY Buffalo School of Law and has a B.A. in Sociology and Philosophy from Wellesley College, an M.A. and Ph.D. in Sociology from the University of Chicago and a J.D. from Harvard Law School.

In connection with the appointment, the Company entered into its standard Board of Directors - Retainer Agreement (the "Retainer Agreement") with Ms. Lau. Pursuant to the terms of the Retainer Agreements, Ms. Lau has agreed to serve as a director until the earlier of the termination of the Retainer Agreement or the two year anniversary of the effective date thereof. In compensation for service on the Company's Board of Directors, Ms. Lau is entitled to receive an annual cash retainer of $30,000. In addition, Ms. Lau received options to purchase up to 60,000 shares of the Company’s common stock at an exercise price of $1.22 per share. The term of the options is ten years and the options vest in eight equal installments on each January 1, April 1, July 1 and October 1 during the term. The retainer is paid on a quarterly basis during the term of the Retainer Agreement. The Retainer Agreement automatically renews for successive terms upon the director's re-election to the Board of Directors for the period of such term, unless the Board of Directors determines not to renew a Retainer Agreement in its sole discretion.

The Retainer Agreement automatically terminates upon the earlier to occur of (a) the death of the director, (b) the director's resignation or removal from, or failure to win election or re-election to, the Company's Board of Directors, or (c) upon the approval of the Company's Board of Directors, in its sole discretion. In the event of termination, the director is entitled to receive (i) payment of the portion of the retainer for service on the Company's Board of Directors which has accrued to such director through the date of termination, and (ii) the number of options that are vested as of the date of termination. The unaccrued portion of the retainer and any unvested options as of the date of termination will be forfeited by the director upon termination of the Retainer Agreement. Finally, Ms. Lau has agreed not to compete with the Company during the term of the Retainer Agreement and for a period of six months thereafter.

Item 9.01  Financial Statements and Exhibits.

(a)	Financial statements of business acquired.
None.

(b)	Pro forma financial information.
None.

(c)	Exhibits.

10.1           Form of Director Retainer Agreement with Estelle Lau, including Proprietary Information and Inventions Agreement and Indemnity Agreement

99.1           Press Release dated October 6, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Energy Recovery, Inc.

Date: October 6, 2009	By:	/s/ Qinghuan Wu
Qinghuan Wu
Chief Executive Officer